Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of CIENA Corporation of our report dated December 9, 2003 relating to the financial statements, which appears in CIENA Corporation’s Annual Report on Form 10-K for the year ended October 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

McLean, Virginia
March 23, 2004